EXHIBIT 2.1

PLAN AND AGREEMENT OF MERGER

This Plan and Agreement of Merger, dated as of April 26, 2011 (the “Agreement”), is made by and between SafedoX, Inc., a Wyoming corporation (“Acquiror”), and mind3power, Inc., a California corporation (“Target”) (Aquiror and Target being hereinafter collectively referred to as  the “Constituent Corporations”).

WHEREAS, the Boards of Directors of Acquiror and Target have approved the acquisition of Target by Acquiror;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Acquiror and Target have each approved the merger of Target into Acquiror (the “Merger”), pursuant to an Agreement of Merger in the form attached hereto as Exhibit “A” (the “Merger Agreement”), and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the States of Wyoming and California and upon the terms and subject to the conditions set forth herein; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of §368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror and Target hereby agree as follows:

ARTICLE I.  THE MERGER

1.1          The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Merger Agreement, Target shall be merged with and into Acquiror, the separate corporate existence of Target shall cease and Acquiror shall continue as the surviving corporation, in accordance with the applicable provisions of the Wyoming Business Corporation Act (the “Wyoming Law”).  Acquiror, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2.         Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII, the Constituent Corporations shall cause the Merger to be consummated by filing an Articles of Merger (the “WY Articles of Merger”) with the office of the Secretary of State of the State of Wyoming, in such form as required by, and executed in accordance with, the relevant provisions of the Wyoming Law, and by filing an Articles of Merger (the “CA Articles of Merger”) with the office of the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the California Corporations Code (the “California Code”).  Subject to, and in accordance with, the Wyoming Law, the Merger will become effective at the date and time the WY Articles of Merger are filed with the office of the Secretary of State of the State of Wyoming or such later time or date as may be specified in the WY Articles of Merger (the “Effective Time”). Each of the parties shall use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article VI hereof.

1.3.         Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Wyoming Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.         Articles of Incorporation; Bylaws.

(a)           Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

(b)           Bylaws. The Bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.5.          Directors and Officers. The directors of Target immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, in each case to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of Target immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.6.          Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the following shall occur:

(a)           Cancellation of Target Common Stock. Each share of common stock of Target (the “Target Common Stock”) held in the treasury of Target and each such share of Target Common Stock owned by Acquiror or any direct or indirect wholly-owned subsidiary of Target immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b)           Exchange of Target Common Stock. Each share of Target Common Stock which is outstanding immediately prior to the Effective Time, other than those shares of Target Common Stock cancelled as set forth in subsection (a) hereof, shall be converted into the right to receive shares of the $.0001 par value per share common stock of Acquiror (the “Acquiror Common Stock”), as follows:

at the Effective Time, each share of Target Common Stock shall be exchanged for 8,115 shares of Acquiror Common Stock, for a total of 21,100,000 shares of Acquiror Common Stock (these shares of Acquiror Common Stock are referred to as the “Closing Shares”).  The Closing Shares are referred to as the “Merger Consideration”.

(c)           The common stock of Acquiror issued and outstanding immediately prior to the Effective Time shall remain validly issued, fully paid and non-assessable common stock of the Surviving Corporation.

1.7.         Surrender of and Exchange of Target Common Stock.

(a)           As soon as practicable after the Effective Time, the stock certificates representing Target Common Stock issued and outstanding at the Effective Time (or affidavits of lost certificates in a form reasonably acceptable to Acquiror) shall be surrendered for exchange to the Surviving Corporation. Until so surrendered for exchange, each such stock certificate nominally representing Target Common Stock shall be deemed for all purposes (except for payment of dividends thereon or redemption thereof) to evidence the ownership of the number of shares of Acquiror Common Stock which the holder would be entitled to receive upon its surrender to the Surviving Corporation.

(b)           No redemption with respect to Acquiror Common Stock shall be made with respect to any unsurrendered certificates representing shares of Target Common Stock with respect to which the shares of Acquiror Common Stock shall have been issued in the Merger, until such certificates shall be surrendered as provided herein.

(c)           All rights to receive the Merger Consideration into which shares of Target Common Stock shall have been converted pursuant to this Article I shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Target Common Stock.

1.8.          Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place (a) at the offices of Acquiror at 3:00 p.m., local time, on the earlier of (i) April 29, 2011, or (ii) the first business day immediately following the date on which the last of the conditions set forth in Article VI is fulfilled or waived, or (b) at such other time and place and on such other date as Acquiror and Target shall agree (the “Closing Date”).

ARTICLE II.  FURTHER AGREEMENTS

2.1.          Access to Information; Confidentiality.

(a)           From the date hereof to the Effective Time, each of Acquiror and Target shall, and shall cause their respective subsidiaries, affiliates, officers, directors, employees, auditors and agents to afford the officers, employees and agents of one another complete access at all reasonable times to one another’s officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish one another with all financial, operating and other data and information as each, through its officers, employees or agents, may reasonably request; provided, however, that no party shall be required to provide access or furnish information which it is prohibited by law or contract to provide or furnish.

(b)           Each of Acquiror and Target shall, and shall cause their respective affiliates and their respective officers, directors, employees and agents to hold in strict confidence all data and information obtained by them from one another or their respective subsidiaries, affiliates, directors, officers, employees and agents (unless such information is or becomes readily ascertainable from public or published information or trade sources or public disclosure or such information is required by law) and shall insure that such officers, directors, employees and agents do not disclose such information to others without the prior written consent of Acquiror or Target, as the case may be.

(c)           In the event of the termination of this Agreement, Acquiror and Target shall, and shall cause their respective affiliates, officers, directors, employees and agents to (i) return promptly every document furnished to them by one another or any of their respective subsidiaries, affiliates, officers, directors, employees and agents in connection with the transactions contemplated hereby and any copies thereof, and (ii) shall cause others to whom such documents may have been furnished promptly to return such documents and any copies thereof any of them may have made.

(d)           No investigation pursuant to this Section II shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

2.2.          Notification of Certain Matters.  Target shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to Target, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Article II shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

2.3.         Further Action.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

2.4.         Public Announcements.  No party shall issue a press release or otherwise make any public statements with respect to the Merger, without the prior consent of the other parties.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Target that, except as set forth in the Disclosure Schedule delivered by Acquiror to Target (the “Acquiror Disclosure Schedule”) as soon as is practicable after the mutual execution of this Agreement:

3.1.         Organization and Qualification; Subsidiaries.  Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Acquiror has not received any notice of proceedings relating to revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders. The term “Material Adverse Effect”, as used herein, means any change in or effect on the business of Acquiror (including intangible properties), prospects, condition (financial or otherwise), assets or subsidiaries, taken as a whole.  Acquiror has no subsidiaries.

3.2.         Articles of Incorporation and Bylaws.  Acquiror shall, as part of the Acquiror Disclosure Schedule, furnish to Target a complete and correct copy of the Articles of Incorporation and the Bylaws, each as amended to date, of Acquiror.  Such Articles of Incorporation and Bylaws are in full force and effect.

3.3.         Capitalization.  The authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror Common Stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share.  As of the date hereof, no shares of Acquiror Common Stock and no shares of Acquiror’s preferred stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable. No shares of Acquiror Common Stock or preferred stock are held in the treasury of Acquiror. No shares of Acquiror Common Stock are reserved for future issuance under certain warrants, all as described in the Acquiror Disclosure Schedule.
3.4.         Authority Relative to this Agreement.  Acquiror has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror other than filing and recording of appropriate merger documents as required by the Wyoming Law. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by Target, constitutes a legal, valid and binding obligation of Acquiror.

3.5.         No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror shall not, (i) conflict with or violate either the Articles of Incorporation or Bylaws of Acquiror, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquiror or by which it or its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Acquiror pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”) and State securities laws (“Blue Sky Laws”).

3.6.         Compliance.  Aquiror is not in conflict with, or in default or violation of, (a) its Articles of Incorporation or Bylaws or equivalent organizational documents, (b) any law, rule, regulation, order, judgment or decree applicable to Aquiror or by which its or any of its properties is bound or affected, including, without limitation, health and safety, environmental, civil rights laws and regulations and zoning ordinances and building codes, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

3.7.         Financial Statements.  Acquiror is a new corporation without operations and has not prepared financial statements.

3.8.         Absence of Litigation.  Except as disclosed in the Acquiror Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Acquiror, threatened against Acquiror, or any properties or rights of Acquiror, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Acquiror nor any of its properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

3.09.       Environmental Matters.  To the best of Acquiror’s knowledge, there are no environmental liabilities (whether accrued, absolute, contingent or otherwise) of Acquiror.

3.10.       Labor Matters.  There are no controversies pending or, to the knowledge of Acquiror, threatened, between Acquiror and any of its employees; (b) Acquiror is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Acquiror nor does Acquiror know of any activities or proceedings of any labor union to organize any such employees; (c) Acquiror has not breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract; (d) there are no unfair labor practice complaints pending against Acquiror before the National Labor Relations Board or any current union representation questions involving employees of Acquiror; and (e) Acquiror has no any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Acquiror.

3.11.       Contracts.  The Acquiror Disclosure Schedule lists or describes all material contracts or arrangements to which Acquiror is a party, or by which it is bound, as of the date hereof. All such contracts and arrangements are in full force and effect and there has been no notice of termination or threatened termination with respect to any such contracts and arrangements, whether or not termination is permitted by the terms thereof, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a breach or default under any such contract or arrangement, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

3.12.       Title to Properties.  Acquiror has, and at the Effective Time will have, good and marketable title to all of its property.

3.13.       Patents.  To the best knowledge of Acquiror, Acquiror owns or possesses adequate licenses or other valid rights to use all patents, patent rights, inventions, designs, processes, formulae and other proprietary information used or held for use in connection with the business of Acquiror as currently being, or proposed to be, conducted and is unaware of any assertions or claims challenging the validity of any of the foregoing which would have a Material Adverse Effect. The conduct of the business of Acquiror as now conducted or proposed to be conducted does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way which would have a Material Adverse Effect. No material infringement of any proprietary right owned by or licensed by or to Acquiror is known to Acquiror which would have a Material Adverse Effect.

3.14.       Taxes.  Acquiror has filed all tax returns and reports required to be filed by it and has paid and discharged all taxes. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Acquiror’s knowledge, threatening to assert against Acquiror any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Acquiror has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

3.15.       Brokers; Finders. The parties acknowledge that no broker, finder or investment banker is, or will be, entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.16.       Full Disclosure.  No statement contained in any document, certificate or other writing furnished or to be furnished by Acquiror to Target pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or may be made, in order to make the statements herein or therein not misleading.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF TARGET

Target hereby represents and warrants to Acquiror that, except as set forth in the Disclosure Schedule delivered by Target to Acquiror (the “Target Disclosure Schedule”), that:

4.1.         Organization and Qualification; Subsidiaries.  Target is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Target has not received any notice of proceedings relating to the revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders. The term “Material Adverse Effect” as used in this Article IV, means any change in or effect on the business of Target that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), prospects, condition (financial or otherwise), assets or liabilities of Target taken as a whole. Target has no subsidiaries.

4.2.         Articles of Incorporation and Bylaws.  Target shall, as part of the Target Disclosure Schedule, furnish to Acquiror a complete and correct copy of the Articles of Incorporation and the Bylaws, each as amended to date, of Target. Such Articles of Incorporation and Bylaws are in full force and effect.

4.3.         Capitalization.  The authorized capital stock of Target consists of 10,000 shares of Target Common Stock, no par value per share, and no shares of preferred stock.  As of the date hereof, 2,600 shares of Target Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; no shares of preferred stock are issued and outstanding; and no shares of Target Common Stock are held in the treasury of Target or by any subsidiary of Target. Except as set forth in the Target Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Target or obligating Target to issue or sell any shares of capital stock of, or other equity interests in, Target. All shares of Target Common Stock subject to issuance shall be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Target to repurchase, redeem or otherwise acquire any shares of Target Common Stock.

4.4.         Authority Relative to this Agreement.  Target has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject to the approval of the Merger and adoption of this Agreement by the shareholders of Target in accordance with the California Law. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of Target.

4.5.         No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Target, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Target or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Target pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party or by which Target or its properties are bound or affected, except for such breaches, defaults or other occurrences which would not, individually or in the aggregate have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by Target does not, and the performance of this Agreement shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

4.6.         Compliance.  Target is not in conflict with, or in default or violation of, (a) its Articles of Incorporation or Bylaws or equivalent organizational documents, (b) any law, rule, regulation, order, judgment or decree applicable to Target or by which its properties are bound or affected, including, without limitation, health and safety, environmental and civil rights laws and regulations and zoning ordinances and building codes, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to which Target is a party or by which Target or its properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

4.7.         Financial Statements.  Target shall deliver to Acquiror, prior to Closing, financial statements, including balance sheets, statements of operations and statements of cash flows, for the period from inception through March 31, 2011.  All such financial statements shall have been prepared in accordance with generally accepted accounting principles (GAAP).

Target acknowledges that Acquiror will be required to file with the SEC the financial statements of Target for the period listed above, and Target hereby represents that its financial statements for the period from inception through March 31, 2011, are capable of being audited.

4.8.         Bank Account Statements.  As part of the Target Disclosure Schedule, Target shall deliver to Acquiror copies of all of its bank account statements, since inception. All of such statements are true and complete and represent all of the banking transactions of Target during its existence.

4.9.         Absence of Certain Changes or Events.  Since the date of the latest financial statements provided by Target to Acquiror, except as contemplated by this Agreement or disclosed in the Target Disclosure Schedule, Target has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any change in the business or prospects of Target having a Material Adverse Effect or any declaration, setting aside or payment of any dividends or distributions in respect of shares of Target Common Stock or any redemption, purchase or other acquisition of any of its securities.

4.10.        Absence of Litigation.  There are no claims, actions, proceedings or investigations pending or, to the best knowledge of Target, threatened against Target, or any properties or rights of Target, before any court, arbitrator, or administrative, governmental or regulatory authority or body, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Target nor its properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

4.11.       Labor Matters.  There are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees, which controversies have a Material Adverse Effect; and (b) Target is not a party to any collective bargaining agreement or other labor union contract.

4.12.       Contracts. The Target Disclosure Schedule lists or describes all contracts, authorizations, approvals or arrangements to which Target is a party, or by which it is bound, as of the date hereof, and which (a) obligates or may obligate Target to pay more than $1,000; or (b) are financing documents, loan agreements or agreements providing for the guarantee of the obligations of any party in each case involving an obligation in excess of $5,000.

4.13.       Title to Property and Leases.

(a)           Each asset owned or leased by Target is owned or leased free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind.

(b)           All leases of real property leased for the use or benefit of Target to which Target is a party, and all amendments and modifications thereof are in full force and effect and have not been modified or amended and there exists no material default under the leases by Target, nor any event which, with the giving of notice or lapse of time, or both, would constitute a material default thereunder by Target.

(c)           A statement describing all assets of Target is included in the Target Disclosure Schedule.

4.14.       Intellectual Property.  Except as set forth in the Target Disclosure Schedule, at the Closing, Target will own any and all intellectual property, including, without limitation, any and all patents and/or patent applications, and other rights pertaining to any and all assets related to Target’s business operations and utilized therein.

The Target Disclosure Schedule lists each patent and patent application of Target and includes copies of all documentation relating to each such patent and/or patent application. Further, the Target Disclosure Schedule lists or describes every other item of intellectual property of Target.

4.15.       Insurance.  The Target Disclosure Schedule lists and describes all policies of insurance in force and held by Target.

4.16.       Taxes.  Target has filed all federal and state tax returns and reports and, to the best of Target’s knowledge, all state, local and foreign tax returns and reports required to be filed have been filed and Target has paid and discharged all taxes, including sales and use taxes, shown as due thereon and has paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except for such filings, payments or other occurrences which would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Target’s knowledge, threatening to assert against Target any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Target has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

4.17.       Full Disclosure.  No statement contained in any document, certificate or other writing furnished or to be furnished by Target to Acquiror pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or may be made, in order to make the statements herein or therein not misleading.
ARTICLE V.  CONDUCT OF BUSINESS PENDING THE MERGER

           5.1.           Conduct of Business by Target Pending the Merger.  Target covenants and agrees that, between the date of this Agreement and the Effective Time, unless Acquiror shall otherwise agree in writing, the business of Target shall be conducted only in, and Target shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Target shall use its best efforts to preserve substantially intact the business organization of Target, to keep available the services of the present officers, employees and consultants of Target and to preserve the present relationships of Target with customers, suppliers and other persons with which Target has significant business relations.  By way of amplification and not limitation, except as contemplated by this Agreement, Target shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

(a)           amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

(b)           issue, sell, pledge, dispose of, encumber or authorize the issuance, sale, pledge, disposition or encumbrance of (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of Target or (ii) any assets of Target or any other material assets of Target other than in the ordinary course of business consistent with past practices;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guaranty or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) authorize any single capital expenditure which is in excess of $5,000 or capital expenditures which are, in the aggregate, in excess of $10,000 for Target; or (iv) enter into or amend any contract, agreement, commitment or arrangement to any of the effects set forth in this subparagraph (e);

(f)           increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of Target who are not officers of Target in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Target, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(g)           take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payments of accounts payable and collection of accounts receivable);

(h)           settle or compromise any material federal, state, local or foreign income tax liability; or

(i)           pay, discharge, compromise or consent to any arrangements concerning or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, compromise, settlement, arrangement or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Target or incurred in the ordinary course of business and consistent with past practice.

5.2.         Conduct of Business by Acquiror Pending the Merger.  Acquiror covenants and agrees that, between the date of this Agreement and the Effective Time, Acquiror shall not sell or otherwise dispose of all or any material portion of its assets.

5.3.         Approval of Shareholders.  Target shall secure the consent of the shareholders of Target to this Agreement, in accordance with the provisions of the California Law.

5.4.         Securities Law Compliance.  All of the parties hereto shall take any action required to be taken under applicable Federal and/or state securities laws applicable to (a) the Merger and (b) the issuance of Acquiror Common Stock pursuant to the Merger. Acquiror shall promptly deliver to Target copies of any filings made by Acquiror pursuant to this Section 5.4.

5.5.         Third Party Consents.  Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Merger.

ARTICLE VI.  CONDITIONS OF MERGER

6.1.         Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a)           Shareholder Approval. This Agreement shall have been approved and adopted in writing by the shareholders of Target, in accordance with the provisions of the California Law.

(b)           No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the conversion of Target Common Stock into the Merger Consideration illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(c)           No Challenge.  There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any other person challenging, or seeking material damages in connection with the conversion of Target Common Stock into the Merger Consideration pursuant to the Merger or otherwise materially adversely affecting the business, assets, prospects, financial condition or results of operations of Target, Acquiror or any of their respective subsidiaries or affiliates.

6.2.         Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to effect the Merger are also subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a)           Representations and Warranties. The representations and warranties of Target contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Acquiror shall have received a Certificate of the President of Target which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.2(a).

(b)           Agreements and Covenants. Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Acquiror shall have received a Certificate of the President of Target to that effect, which certificate shall be in the form attached hereto as Exhibit 6.2(b).

(c)           Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Target for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Target.

(d)           No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Target.

6.3.         Additional Conditions to Obligations of Target.  The obligations of Target to effect the Merger are also subject to fulfillment of all of the following conditions precedent, at or prior to the Effective Time:

(a)           Representations and Warranties. The representations and warranties of Acquiror contained in the Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Target shall have received a Certificate of the President of Acquiror which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.3(a).

(b)           Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Target shall have received a Certificate of the President of Acquiror which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.3(b).

(c)           Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Acquiror for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Acquiror.

(d)           No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Acquiror.

ARTICLE VII.  INDEMNIFICATION

7.1.          Target Indemnities.  Target agrees to indemnify, defend and hold harmless Acquiror, its affiliates, agents, attorneys and their respective successors and assigns from, against and in respect of the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (“Damages”) arising from, in connection with, or incident to any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Acquiror herein; or any nonfulfillment of any covenant or agreement of Target under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any nonfulfillment of any covenant or agreement made by Target in the Schedules, the exhibits or any other written statement, list, certificate or other instrument furnished to Acquiror by or on behalf of Target pursuant to this Agreement.

7.2.          Acquiror Indemnities.  Acquiror agrees to indemnify, defend and hold harmless Target, its affiliates, agents attorneys and their respective successors and assigns from, against and in respect of the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (“Damages”) arising from, in connection with, or incident to any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Target  herein; or any nonfulfillment of any covenant or agreement of Acquiror under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any nonfulfillment of any covenant or agreement made by Acquiror in the Schedules, the exhibits or any other written statement, list, certificate or other instrument furnished to Target by or on behalf of Acquiror pursuant to this Agreement.

7.3.          Indemnification Procedure.  Promptly after any person entitled to indemnification under this Article VII (the “Indemnified Party”) has received notice of or has knowledge of any claim against the Indemnified Party by a person not a party to this Agreement (a “Third Person”) or the commencement of any action or proceeding by a Third Person, it shall give the other party (“Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the Damages.

The Indemnifying Party shall have right to defend, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any personnel, books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party=s possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails to diligently pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith. No party hereto, without the prior written consent of the other, shall settle, compromise or consent to the entry of any judgment with respect to any pending or threatened Claim unless the settlement, compromise or consent (i) provides for and includes an express, unconditional release of all Indemnified Parties and Indemnifying Parties from all liabilities, claims, demands, actions and obligations in connection therewith and (ii) does not provide for any relief other than monetary relief.

7.4          Additional Remedies.  The rights of the Indemnified Party under this Article VII shall be in addition to any other rights or remedies that might otherwise be available to it at law or in equity and the exercise of such rights shall not operate as a waiver of any of such other rights.

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER

8.1.          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of Target:

(a)           By mutual consent of the Boards of Directors of Acquiror and Target.

(b)           By either Acquiror or Target, if (i) the Merger shall not have been consummated by the date that is 75 days following the mutual execution of this Agreement (the “Termination Date”); (ii) the requisite consent of the shareholders of Target to approve this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby shall not be obtained; (iii) any governmental or regulatory body, the consent of which is a condition to the obligations of Acquiror and Target to consummate the transactions contemplated hereby or by the Merger Agreement, shall have been unsuccessful; or (iv) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

8.2.         Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Acquiror or Target or their respective officers or directors, except that nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

8.3.         Expenses.  Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.4.          Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.5.         Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX.  GENERAL PROVISIONS

9.1.         Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Merger indefinitely.

9.2.         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to Acquiror:

588 Technology Court
Suite 200
Riverside, California 92507

(b)	If to Target:

588 Technology Court
Suite 200
Riverside, California 92507

9.3.         Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.4.         Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

9.5.         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6.         Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

9.7.         Assignability.  This Agreement shall not be assignable by either party or by operation of law, except with the express written consent of each other party.

9.8.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wyoming applicable to contracts executed in and to be performed in such State.

9.9.         Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9.         Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Acquiror and Target, by their respective officers thereunto duly authorized, have caused this Agreement to be executed as of the date first written above.

“TARGET”:	“ACQUIROR”:

MIND3POWER, INC.	SAFEDOX, INC.

By: /s/ MANOJ PATEL	By: /s/ MANOJ PATEL
Manoj Patel	Manoj Patel
President	President